UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ECLIPSYS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Eclipsys Corporation
1750 Clint Moore Road
Boca Raton, Florida 33487

Notice of Annual Meeting of Stockholders
To Be Held On May 10, 2006

    The Annual Meeting of Stockholders of Eclipsys Corporation (the “Company”) will be held at the Company’s Atlanta office, located at 200 Ashford Center North, Atlanta, Georgia 30338, on May 10, 2006, at 12:00 p.m., local time, to consider and act upon the following matters:

1.	To elect two Class II directors to serve for the ensuing three years.

2.	To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on March 15, 2006 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

By Order of the Board of Directors,

Brian W. Copple Secretary

Boca Raton, Florida
April 10, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Eclipsys Corporation
1750 Clint Moore Road
Boca Raton, Florida 33487

Proxy Statement for the Annual Meeting of Stockholders
to be Held on May 10, 2006

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Eclipsys Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at the Company’s Atlanta office, located at 200 Ashford Center North, Atlanta, Georgia 30338, on May 10, 2006 at 12:00 p.m., local time and at any postponement or adjournment thereof (the “Annual Meeting”). If no choice is specified, executed proxies will be voted:

FOR the election of the Class II directors of the Company designated herein as nominees (see “Proposal 1 - Election of Directors” at page 5 of this proxy statement); and
FOR ratifying the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for the current fiscal year (see “Proposal 2 - Ratification of Selection of Registered Public Accounting Firm” at page 22 of this proxy statement).

    A proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting.

    All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission, personal interviews or electronic transmission, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Voting

    On March 15, 2006, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the “Record Date”), there were outstanding and entitled to vote an aggregate of 51,969,579 shares of our common stock (“Voting Common Stock”) (constituting all of our voting stock). Holders of Voting Common Stock are entitled to one vote per share. The holders of a majority of the shares of Voting Common Stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of Voting Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

    The affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the matter is required for the election of directors. The affirmative vote of a majority of the shares of Voting Common Stock voting on the matter is required to ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as our registered public accounting firm for the current year.   For any proposals other than the election of directors, abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes may be cast in favor of the director or withheld. Because directors are elected by plurality, abstentions from voting and broker non-votes will be excluded from the vote and will have no effect on its outcome. If a quorum is present at the meeting, the nominees receiving the greatest number of votes (up to two directors) will be elected.

    Each properly submitted proxy will be voted in accordance with the stockholder's instructions contained therein. Any proxy that is signed and returned by a stockholder without specifying a vote will be voted in favor of the election of each of the nominees named in this proxy statement and for the ratification of the Company’s registered public accounting firm as described in this proxy statement.

    The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matters.

Householding of Proxy Materials

    Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or phone number: Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487, phone: (561) 322-4321, Attention: Corporate Secretary. If you want to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

Beneficial Ownership of Voting Common Stock

    The following table sets forth certain information regarding the beneficial ownership of our Voting Common Stock as of March 18, 2006 by (i) each person or entity who is known by us to beneficially own more than 5% of the outstanding shares of Voting Common Stock; (ii) each director or nominee for director; (iii) each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation” below; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. We have no outstanding shares of Non-Voting Common Stock.

    Except as set forth herein, the business address of the named beneficial owner is c/o Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Owned(%)
5% Stockholders:
Investment entities affiliated with General Atlantic LLC(2)	4,744,556	9.1%
c/o General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830
FMR Corp.(3)	5,441,700	10.5
82 Devonshire Street
Boston, Massachusetts 02109
TCW Asset Management(4)	2,593,707	5.0
865 South Figueroa Street
Los Angeles, California 90017
Directors and Executive Officers:
John A. Adams(5)	206,667	*
Robert J. Colletti(6)	286,859	*
Dan L. Crippen(7)	19,167	*
Steven A. Denning(8)	4,793,889	9.2
R. Andrew Eckert	150,000	*
Eugene V. Fife(9)	294,399	*
John P. Gomez(10)	227,369	*
Edward A. Kangas(11)	19,167	*
Braden R. Kelly(12)	4,784,556	9.2
Jay B. Pieper(13)	891,623	1.7
Former Executive Officers:
Russ J. Rudish(14)	199,788	*
Paul L. Ruflin(15)	-	-
All executive officers and directors as a group (14 Persons)(16)	7,154,832	13.5

* Less than 1%

(1)
The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is  not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 18, 2006 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)
Consists of 483,174 shares owned by General Atlantic Partners 74, L.P. (“GAP 74”), 247,431 shares owned by General Atlantic Partners 48,
L.P. (“GAP 48”), 309,179 shares owned by General Atlantic Partners 47, L.P. (“GAP 47”), 2,272,000 shares owned by General Atlantic Partners 38,
L.P. (“GAP 38”), 644,893 shares owned by General Atlantic Partners 28, L.P. (“GAP 28”), 36,758 shares owned by GapStar, LLC
(“GapStar”), 682,927 shares owned by GAP Coinvestment Partners, L.P. (“GAPCO”), 67,300 shares owned by GAP Coinvestment Partners II,
L.P. (“GAPCO II”) and 894 shares owned by GAPCO GmbH & Co. KG (“KG”). Steven A. Denning is the Chairman and a Managing Director,
and Braden R. Kelly is a Managing Director, of General Atlantic LLC (“GA LLC”), and each of Mr. Denning and Mr. Kelly is a general partner of each of GAPCO and GAPCO II. GA LLC is the general partner of GAP 28, GAP 38, GAP 47, GAP 48 and GAP 74. GA LLC is also the sole member of GapStar. The general partners of GAPCO and GAPCO II are Managing Directors of GA LLC. GAPCO Management GmbH
(“Management GmbH”) is the general partner of KG .The Managing Directors of GA LLC are authorized to and empowered to vote and dispose of the securities owned by KG. GAP 28, GAP 38, GAP 47, GAP 48, GAP 74, GapStar, GA LLC, GAPCO, GAPCO II, KG and Management
GmbH are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of Mr. Denning and Mr. Kelly disclaims beneficial ownership of all of such shares of Voting Common Stock except to the extent of his pecuniary interest therein.

(3)
This information is as of December 31, 2005 and is based on a Schedule 13G report filed jointly by FMR Corp. (“FMR”), Edward C. Johnson 3d,
Fidelity Management & Research Company (“Fidelity”) and Vip Iii Mid Cap Portfolio (“Vip”) with the Securities and Exchange Commission on
January 10, 2006. According to the report, Fidelity, a wholly-owned subsidiary of FMR, is the beneficial owner of 5,366,100 shares of Voting
Common Stock as a result of acting as an investment advisor to various investment companies, including Vip. Mr. Johnson and FMR have sole dispositive power with respect to all of these shares and Vip is the owner of 2,486,200 of these shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 75,600 shares of Voting Common Stock, of which Mr. Johnson and FMR have sole dispositive and voting power. Mr. Johnson is Chairman of FMR.

(4)
This information was derived from the Schedule 13G/A filed by TCW Group, Inc. with the Securities and Exchange Commission on
February 13, 2006. TCW Group, Inc., and its subsidiaries have shared voting power with respect to 1,674,807 shares of Voting Common
Stock and shared dispositive power with respect to 2,593,707 shares of Voting Common Stock.

(5)	Includes 106,667 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006.

(6)	Includes 268,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006.

(7)	Consists entirely of shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006.

(8)
Consists of 49,333 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006, and 4,744,556 shares of Voting Common Stock described in footnote (2) above. Mr. Denning disclaims beneficial ownership of the shares described in footnote (2) above except to the extent of his pecuniary interest therein and their inclusion herein shall not be deemed an admission of beneficial ownership.

(9)
Includes 125,999 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006, 65,000 shares held by a revocable trust of which Mr. Fife is the settler and trustee, 1,700 shares owned by Mr. Fife’s son and 1,700 shares owned by
Mr. Fife’s daughter.

(10)	Includes 135,167 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006.

(11)	Consists entirely of shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006.

(12)
Consists of 40,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006, and
4,744,556 shares of Voting Common Stock described in footnote (2) above. Mr. Kelly disclaims beneficial ownership of the shares described in footnote (2) above except to the extent of his pecuniary interest therein and their inclusion herein shall not be deemed an admission of beneficial ownership.

(13)
Consists of 58,333 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006, and
833,290 shares held by Partners HealthCare System, Inc. (“Partners”). Mr. Pieper is a Vice President of Partners. Mr. Pieper
disclaims beneficial ownership of the shares held by Partners and their inclusion herein shall not be deemed an admission of beneficial ownership.

(14)	Includes 146,125 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 18, 2006. Mr. Rudish separated from the Company on January 5, 2006.

(15)	Mr. Ruflin separated from the Company on April 29, 2005.

(16)
Includes the amounts described in footnotes (2) and (5) through (13) above, 174,441 shares held by other executive officers and
51,251 shares issuable upon the exercise of stock options that are held by other executive officers and exercisable within 60 days of March 18, 2006.

Proposal 1 — Election of Directors

    Our Third Amended and Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated Class I directors, Class II directors and Class III directors), with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the 2008 Annual Meeting of Stockholders, two Class II directors, whose terms expire at the Annual Meeting, and two Class III directors, whose terms expire at the 2007 Annual Meeting of Stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal.

    The Board of Directors nominated Steven A. Denning and Jay B. Pieper to stand for election as Class II directors at the Annual Meeting. The persons named in the enclosed proxy will vote to elect these nominees as Class II directors, unless authority to vote for the election of these nominees is withheld by marking the proxy to that effect. Each nominee has indicated his willingness to serve, if elected, but if he should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each nominee, if elected, will hold office until the 2009 Annual Meeting of Stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

    Set forth below, for each nominee and incumbent, are his name and age, his positions with us, his principal occupation and business experience during the past five years and the year of the commencement of his term as a director of the Company:

Nominees for Class II Directors

    Steven A. Denning is 57 years old and has served on the Board of Directors since March 1997. Mr. Denning is the Chairman and a Managing Director of General Atlantic LLC, a global private equity investment firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth, and has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is also a director of Genpact, a global leader in providing high-quality business-process services; Hewitt Associates, Inc., a global human resources outsourcing and consulting firm delivering a complete range of human capital management services; SRA International, Inc., a provider of information technology services and solutions to clients in the national security, health care, public health and civil government markets; Liberata plc, one of the United Kingdom’s leading specialists in business process outsourcing services; and The Thomson Corporation, a provider of integrated information solutions to business and professional customers.

    Jay B. Pieper is 62 years old and has served on the Board of Directors since May 1996. Since May 1995, Mr. Pieper has served as Vice President of Corporate Development and Treasury Affairs for Partners HealthCare System, Inc., the parent of Brigham and Women’s Hospital, Inc. and Massachusetts General Hospital. Mr. Pieper serves on the Board of Directors of Biopure Corporation, a manufacturer of pharmaceuticals.

Incumbent Class I Directors

    R. Andrew Eckert is 44 years old and has served on the Board of Directors since November 14, 2005, the date on which he was appointed as Chief Executive Officer and President of the Company. From March 2004 to November 2005, Mr. Eckert was CEO of SumTotal Systems, Inc., a provider of learning and business performance technologies and services. From 2002 to March 2004, he was CEO of Docent, Inc., until it merged with Click2learn to form SumTotal Systems. Previously, Mr. Eckert spent 11 years with ADAC Laboratories, where he served as CEO (1997 to 2001), Chairman (1999 until its sale to Philips Medical Systems in December 2000), and President (1994 to 1997). Mr. Eckert serves on the Boards of Directors of Connetics Corporation, a specialty pharmaceuticals company, and Varian Medical Systems, Inc., a manufacturer of integrated cancer therapy systems.

    Eugene V. Fife is 65 years old and is the Chairman of the Board of Directors. Mr. Fife has served on the Board of Directors since May 1997 and has served as Chairman of the Board since January 2003. From April 29, 2005 to November 14, 2005, Mr. Fife served as Chief Executive Officer and President of the Company on an interim basis. Since December 1999, Mr. Fife has served as the founding principal of Vawter Capital, LLC, a private investment firm. Mr. Fife was formerly a general partner in Goldman Sachs & Co., where he served as a member of its Management Committee and as Chairman of Goldman Sachs International. He retired from Goldman Sachs & Co. in 1995, but continues to serve as a Senior Director of the firm. Mr. Fife is also a director of Caterpillar, Inc., a heavy equipment and engine manufacturer.

    Braden R. Kelly is 35 years old and has served on the Board of Directors since February 2001. Mr. Kelly is a Managing Director of General Atlantic LLC, a global private equity investment firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth, and has been with General Atlantic since 1995. Mr. Kelly is a director of MedAvant, Inc., a provider of electronic healthcare transaction processing and services; Schaller Anderson Incorporated, a company that administers employers’ self-funded health benefit plans and Medicaid health plans through innovative business strategies and customer-centered features; and HEALTHvision, Inc., a private company that provides Internet solutions to the healthcare industry.

Incumbent Class III Directors

    Dan L. Crippen is 54 years old and has served on the Board of Directors since June 2004. Mr. Crippen is currently self-employed as a consultant. From 1999 to 2003, Mr. Crippen served as the Director of the Congressional Budget Office. From 1996 to 1999, Mr. Crippen was a founding partner of Washington Counsel, P.C., a consulting firm.

    Edward A. Kangas is 62 years old and has served on the Board of Directors since June 2004. Mr. Kangas served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. Since his retirement from Deloitte in 2000, Mr. Kangas has served as a consultant to Deloitte and as Chairman of the National Multiple Sclerosis Society. He is also a director of Hovnanian Enterprises Inc., a national homebuilder; Electronic Data Systems Corporation, a provider of technology and outsourcing services; and Tenet Healthcare Corporation, a healthcare services company.

The Board of Directors recommends a vote FOR the election of Steven A. Denning and Jay B. Pieper as directors.

Board Determination of Independence

    Under applicable NASDAQ rules, a Company director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Crippen, Denning, Fife, Kangas, Kelly, or Pieper has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Accordingly, our Board of Directors has concluded that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules, except that Mr. Fife is not “independent” as defined because he was employed as our interim CEO and President during part of 2005 and Rule 4200(a)(15)(A) provides that a director who has been employed by the Company in the past three years shall not be considered independent.

Board and Committee Meetings

    The Board of Directors met eight times during 2005. During 2005, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which the director then served.

    Our Board of Directors has determined that director attendance would be an unnecessary expense given the historically sparse attendance at our annual meetings. Accordingly, our corporate governance guidelines provide that directors may, but are not required to, attend the annual meeting of stockholders. A copy of the guidelines is posted on our website at www.eclipsys.com. None of our directors attended our 2005 Annual Meeting.

Board Committees

    The Board of Directors has established three standing committees - Audit, Compensation, and Nominating & Governance - each of which operates under a charter that has been approved by the Board. A current copy of each committee’s charter is posted on the Corporate Governance section of our website, www.eclipsys.com.

    The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market including, in the case of all members of the Audit Committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

    Audit Committee

    The Audit Committee’s responsibilities include

·	appointing, approving the compensation of, and overseeing the independence of our registered public accounting firm;

·	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

·	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

·	reviewing our internal control over financial reporting and disclosure controls and procedures, and overseeing our Code of Business Conduct and Ethics;

·	reviewing the effectiveness of our internal audit function;

·	reviewing our risk management policies;

·	establishing procedures for the receipt and retention of accounting-related complaints and concerns; and

·	preparing the audit committee report required by SEC rules (which is included below under the caption “Report of the Audit Committee of the Board of Directors”).

    The members of the Audit Committee are Messrs. Pieper (chairman), Crippen and Kangas. The Audit Committee met twelve times during 2005. A copy of the charter of the Audit Committee is available for inspection on our website at www.eclipsys.com.

    The Board of Directors has determined that each of Messrs. Pieper, Crippen and Kangas is (i) an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K, and (ii) independent as defined in the listing standards of the NASDAQ Stock Market.

    Compensation Committee

    The Compensation Committee’s responsibilities include:

·	reviewing and approving performance objectives for the CEO and other executive officers;

·	evaluating the performance of the CEO and other executive officers;

·	overseeing succession planning for the CEO and other executive officers;

·	determining the compensation and benefits of the CEO and the other executive officers;

·	overseeing and administering our cash and equity incentive plans; and

·	making recommendations to the Board with respect to director compensation.

    The members of the Compensation Committee are Messrs. Kangas (chairman), Crippen and Denning. The Compensation Committee met three times during 2005. A copy of the charter of the Compensation Committee is available for inspection on our website at www.eclipsys.com.

   Nominating & Governance Committee

    The Nominating & Governance Committee’s responsibilities include:

·	reviewing and making recommendations to the Board regarding the size, composition, structure and operation of the Board;

·	seeking, evaluating, recommending and recruiting qualified individuals to become directors;

·	recommending to the Board the persons to be nominated for election as directors;

·	approving and administering the Company’s corporate governance policies and procedures; and

·	administering a periodic assessment of the Board and its committees.

    The members of the Nominating & Governance Committee are Messrs. Kelly (chairman), Crippen and Kangas. The Nominating & Governance Committee did not meet during 2005. The nominees of the Board of Directors named in this proxy statement were recommended to the Board of Directors by the Nominating & Governance Committee and approved by the Board of Directors in February 2006. A copy of the charter of the Nominating & Governance Committee is available for inspection on our website at www.eclipsys.com.

Director Candidates

    The process followed by the Nominating & Governance Committee to identify and evaluate director candidates includes requests for recommendations, meetings from time to time to evaluate biographical information and material relating to potential candidates and interviews of candidates by Board and Committee members.

    In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating & Governance Committee will apply the criteria set forth in our Corporate Governance Policy. These criteria include the candidate’s integrity, independence, judgment, business experience and background, as well as the Board’s needs. The Committee does not assign specific weights to particular criteria. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

    Stockholders may recommend individuals to the Nominating & Governance Committee for consideration as potential director candidates and inclusion in our proxy statement for the 2007 Annual Meeting of Stockholders by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned at least $2,000 in market value or 1% of our Voting Common Stock for at least a year as of the date such recommendation is made. Such information should be sent to the Nominating & Governance Committee, c/o Corporate Secretary, Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487. Any such director recommendation proposed for consideration at our 2007 Annual Meeting of Stockholders must be received by us not later than December 10, 2006. Assuming that appropriate biographical and background material has been provided on a timely basis and other procedural requirements have been satisfied, the Committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the 2007 Annual Meeting of Stockholders.

    Stockholders also have the right under our bylaws to directly nominate director candidates at an annual meeting even though such proposal is not included in the proxy statement for the annual meeting for which such nomination is to be considered. Pursuant to our bylaws, in order for any stockholder-recommended director candidate who is not included in the proxy statement for the 2007 Annual Meeting of Stockholders to be brought before the meeting by a stockholder of record, such stockholder must give notice of that director nomination to our Corporate Secretary not less than 60 days nor more than 90 days prior to the 2007 Annual Meeting of Stockholders. If less than 70 days notice or prior public disclosure of the meeting is given to stockholders, notice of the stockholder’s director nomination must be received by us no later than the 10th day following the date on which the notice was mailed or the 10th day following public disclosure of the meeting date, whichever occurs first.  The notice must contain the information required by our bylaws.  Candidates nominated by stockholders in accordance with these bylaw procedures for consideration at the 2007 Annual Meeting of Stockholders will not be included on our proxy card for that annual meeting.

Communicating with the Independent Directors

    The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, with the assistance of our Chief Financial Officer and General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances and communications that are repetitive or duplicative.

    Stockholders who wish to send communications on any topic to the Board may address such communications to Board of Directors c/o Corporate Secretary, Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487.

Director Compensation

    Each non-employee director is compensated for Board service through a combination of cash fees and equity. Cash fees include an annual retainer of $35,000, attendance fees of $2,000 per Board meeting and $1,500 per committee meeting (with those amounts halved for telephonic participation), and additional fees of $115,000 for the Chairman of the Board, $15,000 for the Audit Committee Chairman, $10,000 for the Compensation Committee Chairman, and $5,000 for the Nominating & Governance Committee Chairman. Equity compensation takes the form of deferred stock units; each year the Company will grant to each non-employee director a number of deferred stock units determined by dividing $75,000 by the value of a share of the Company’s common stock on the date of grant. After cessation of Board service, the Company will pay the deferred stock units by issuing to the former director a number of shares of our common stock equal to the number of accumulated deferred stock units. In addition, initial equity awards may be made to induce new directors to join the Board in the future, but the nature and amount of any such awards will be determined by the Board at the time based upon then-current circumstances. Directors who are employees do not receive any extra compensation for Board service. All directors are reimbursed for the expenses they incur in the course of Board service. This approach to compensation of our non-employee directors was approved by the Board in 2006 following evaluation of the role played by and time required from the Company’s directors, and examination of the practices of comparable companies, and consultation with Frederic W. Cook & Co., Inc., an independent compensation consultant. Previously, including throughout 2005, the annual retainer fees and Chairman of the Board fees described above were in effect, except that annual retainer fees were not paid to directors affiliated with significant stockholders, there were no cash fees paid for meeting attendance or committee chair service, and equity compensation took the form of an initial grant of stock options and periodic discretionary stock option grants. The most recent discretionary stock option grants to non-employee directors were made in April 2003.

    In addition to the annual retainer referenced above, Mr. Fife also received $109,375 from the Company for special assistance rendered to the Company and its Board of Directors from November 14, 2005 to February 28, 2006 in connection with the CEO transition from Mr. Fife to Mr. Eckert.

Executive Compensation

    Summary Compensation

    The following table sets forth the total compensation paid or accrued for the last three fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers who were serving as such at the end of 2005. The table also includes compensation information for two former Chief Executive Officers of the company, Eugene V. Fife and Paul L. Ruflin, each of whom served in such capacity for the Company during 2005. The executive officers described above and listed in the table below are hereinafter collectively referred to as the “Named Executive Officers”.
	Summary Compensation Table

								Long-Term Compensation
	Annual Compensation							Awards

						Other		Restricted		Securities
						Annual		Stock		Underlying	All Other
Name and Principal Position	Year		Salary	Bonus (1)		Compensation		Awards		Options(2)	Compensation(3)

R. Andrew Eckert
Chief Executive Officer and
President	2005	(4)	$112,500	$-		$-		$2,416,500	(5)	525,000	$35
Eugene V. Fife
Former interim Chief Executive
Officer and President	2005	(6)	453,606	-		150,000	(7)	1,350,000	(8)	-	-
Paul L. Ruflin	2005	(9)	259,615	-		-		-		-	1,548,822	(10)
Former Chief Executive	2004		778,846	-		-		-		-	251,712	(11)
Officer and President	2003		750,000	-		-		-		-	3,027
Russ J. Rudish	2005	(12)	450,000	200,000		-		1,954,000	(13)	-	892
Former Executive Vice President	2004		467,308	100,000		-		-		90,000	430
Sales, Marketing and	2003	(14)	31,154	-				-		200,000	32
Customer Solutions
John P. Gomez	2005		450,000	225,000		-		-		-	658
Executive Vice President & Chief	2004		363,462	-		-		1,831,600	(15)	260,000	735
Technology Strategy Officer	2003	(16)	85,577	50,000		-		-		80,000	56
John A. Adams
Executive Vice President	2005		450,000	225,000		-		-		-	414
Business Solutions	2004	(17)	8,654	140,000	(18)	-		1,995,000	(19)	400,000	10
Robert J. Colletti	2005		350,000	200,000		-		-		-	2,181
Senior Vice President, Chief	2004		301,538	-		-		151,100	(20)	-	1,562
Financial Officer and Chief	2003		278,268	30,000		-		-		40,000	2,291
Accounting Officer

(1)
Bonus compensation is paid during the first three months of the year following the year to which such compensation relates. For example, the
2005 bonuses reflect earned bonuses paid in early 2006 for services rendered in 2005, all of which were paid in the form of cash.

(2)	Represents the number of shares covered by options to purchase shares of Voting Common Stock granted during the applicable year.

(3)
Represents Company contributions to group term life insurance policies, contributions on the Named Executive Officer’s behalf to our 401(k)
Plan in and, with respect to Mr. Ruflin, other expenses as described in the footnotes below.

(4)	Mr. Eckert joined the Company on October 24, 2005 and became Chief Executive Officer and President on November 14, 2005.

(5)
Mr. Eckert received 150,000 shares of restricted Voting Common Stock on November 14, 2005. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the NASDAQ National Market on November 14, 2005, the date of the award
($16.12 per share), less the amount paid by Mr. Eckert for the shares ($0.01 per share). The restrictions on 30,000 of Mr. Eckert’s restricted shares will lapse on December 1, 2006, with the restrictions on the balance of the shares lapsing at the rate of 15,000 shares on each successive
June 1 and December 1 thereafter until December 1, 2010. We maintain the right to repurchase from Mr. Eckert the unvested portion of his restricted stock if he ceases to be employed by us prior to December 1, 2010. The value of Mr. Eckert’s 150,000 restricted shares on December 31,
2005 was $2,838,000. If we pay dividends on our Voting Common Stock, Mr. Eckert will be entitled to receive such dividends with respect to his restricted stock, whether vested or unvested.

(6)
Mr. Fife served as interim Chief Executive Officer and President of the Company from April 29, 2005 to November 14, 2005, during which time he was compensated at the rate of $750,000 per year. From November 14, 2005 to December 31, 2005, Mr. Fife was compensated at the rate of $375,000 per year for special transitional assistance rendered to the Company and its Board of Directors in connection with the
CEO transition from Mr. Fife to Mr. Eckert.

(7)	Represents Mr. Fife’s annual retainer for serving as Chairman of the Board of Directors.

(8)
Mr. Fife received 100,000 shares of restricted Voting Common Stock on April 29, 2005. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the NASDAQ National Market on April 29, 2005, the date of the award ($13.51 per share), less the amount paid by Mr. Fife for the shares ($0.01 per share). The restrictions on Mr. Fife’s restricted stock grant will lapse on a monthly basis over a two-year period from the grant date, with all restrictions lapsing on April 28, 2007. We maintain the right to repurchase from Mr. Fife the unvested portion of his restricted stock if he ceases to be a Company employee or director prior to April 28, 2007. The value of Mr. Fife’s
100,000 restricted shares on December 31, 2005 was $1,892,000. If we pay dividends on our Voting Common Stock, Mr. Fife will be entitled to receive such dividends with respect to his restricted stock, whether vested or unvested.

(9)	Mr. Ruflin separated from the Company on April 29, 2005.

(10)
Includes (i) severance payments in the amount of $1,521,277 and (ii) $26,924 for unused vacation days, both paid in connection with Mr. Ruflin’s separation from the Company in April 2005. See “Ruflin Separation Agreement”.

(11)	Includes a relocation allowance of $250,000.

(12)	Mr. Rudish separated from the Company on January 5, 2006.

(13)
Mr. Rudish received 100,000 shares of restricted Voting Common Stock on January 3, 2005. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the NASDAQ National Market on January 3, 2005, the date of the award ($19.55 per share), less the amount paid by Mr. Rudish for the shares ($0.01 per share). In connection with his separation from the Company, the vesting of this restricted stock grant was partially accelerated pursuant to Mr. Rudish’s employment agreement. As a result, 55,000 shares had vested as of the date of Mr. Rudish’s separation from the Company, of which 1,337 were cancelled to reimburse the Company for tax deposits paid on income resulting from vesting and 53,663 remained outstanding. We have exercised our right to repurchase the remaining 45,000 shares from Mr.
Rudish at a repurchase price of $0.01 per share. The value of Mr. Rudish’s 53,663 restricted shares on December 31, 2005 was $1,015,304.

(14)	Mr. Rudish joined the Company as Executive Vice President of Services on November 19, 2003.

(15)
Mr. Gomez received 70,000 shares of restricted Voting Common Stock on December 1, 2004. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the NASDAQ National Market on December 1, 2004, the date of the award
($19.70 per share), less the amount paid by Mr. Gomez for the shares ($0.01 per share). The restrictions on Mr. Gomez’ restricted stock grant will lapse over a five-year period from the grant date, with the restrictions lapsing as to 14,000 shares on the first anniversary of the grant date, and restrictions on the balance of the shares lapsing at the rate of 7,000 shares each successive June 1 and December 1 thereafter until
December 1, 2009. We maintain the right to repurchase from Mr. Gomez the unvested portion of his restricted stock if he ceases to be employed by us prior to December 1, 2009. Mr. Gomez also received 30,000 shares of restricted Voting Common Stock on July 1, 2004. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the NASDAQ National Market on July 1, 2004, the date of the award ($15.12 per share), less the amount paid by Mr. Gomez for the shares ($0.01 per share). The restrictions on the restricted stock grant will lapse over a five-year period from the grant date, with restrictions lapsing as to 8,500 shares on December 1, 2005, and restrictions on the balance of the shares lapsing at the rate of 3,000 shares each successive June 1 and December 1 thereafter until December 1, 2009
(except that on December 1, 2009 restrictions will lapse on the remaining 500 shares). We maintain the right to repurchase from Mr. Gomez the unvested portion of his restricted stock if he ceases to be employed by us prior to July 1, 2009. Net of cancellation of shares to reimburse the
Company for tax deposits paid on income resulting from vesting, Mr. Gomez owned a total of 91,826 restricted shares on December 31, 2005, the value of which at that time was $1,737,348. If we pay dividends on our Voting Common Stock, Mr. Gomez will be entitled to receive such dividends with respect to his restricted stock, whether vested or unvested.

(16)
Mr. Gomez joined the Company as Senior Vice President and Chief Technology Officer in August 2003. Mr. Gomez became our
Executive Vice President, Product Development and Delivery, and Chief Technology Strategy Officer in December 2004.

(17)	Mr. Adams joined the Company as Executive Vice President and Chief Administrative Officer on December 20, 2004.

(18)	Represents a one-time signing bonus paid pursuant to the terms of the Adams Employment Agreement.

(19)
Mr. Adams received 100,000 shares of restricted Voting Common Stock on December 20, 2004. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the NASDAQ National Market on December 20, 2004, the date of the award
($19.96 per share), less the amount paid by Mr. Adams for the shares ($0.01 per share). The restrictions on 28,335 of Mr. Adam’s restricted shares lapse on June 1, 2006, with the restrictions on the balance of the shares lapsing at the rate of 10,000 shares on each successive December 1 and June 1 thereafter until June 1, 2010 (except that on June 1, 2010 restrictions will lapse on the remaining balance of 1,665 shares). We maintain the right to repurchase from Mr. Adams the unvested portion of his restricted stock if he ceases to be employed by us prior to December 1, 2009.
The value of Mr. Adams’ 100,000 restricted shares on December 31, 2005 was $1,892,000. If we pay dividends on our Voting Common Stock,
Mr. Adams will be entitled to receive such dividends with respect to his restricted stock, whether vested or unvested.

(20)
Mr. Colletti received 10,000 shares of restricted Voting Common Stock on July 1, 2004. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the NASDAQ National Market on July 1, 2004, the date of the award ($15.12 per share), less the amount paid by Mr. Colletti for the shares ($0.01 per share). The restrictions on 2,833 of Mr. Colletti’s restricted shares lapsed on
December 1, 2005, and restrictions on the balance of the shares lapse at the rate of 1,000 shares each successive June 1 and December 1 thereafter until December 1, 2009 (except that on December 1, 2009 restrictions will lapse on the remaining 167 shares) with the restrictions on the balance of the shares lapsing at the rate of 500 shares per quarter thereafter until July 1, 2009. We maintain the right to repurchase from
Mr. Colletti the unvested portion of his restricted stock if he ceases to be employed by us prior to July 1, 2009. Net of cancellation of shares to reimburse the Company for tax deposits paid on income resulting from vesting, Mr. Colletti owned a total of 9,251 restricted shares on
December 31, 2005, the value of which at that time was $175,029.

    Stock Option Grants

    The following table sets forth grants of stock options to each of the Named Executive Officers during the year ended December 31, 2005.
Option Grants in Last Fiscal Year
Individual Grants
Name	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1) 5% 10%

R. Andrew Eckert	525,000	(3)	58%	$15.90	11/14/15	$8,935,500	$16,989,000
Eugene V. Fife	-		-	-	-	-	-
Paul L. Ruflin	-		-	-	-	-	-
Russ J. Rudish	-		-	-	-	-	-
John P. Gomez	-		-	-	-	-	-
John A. Adams	-		-	-	-	-	-
Robert J. Colletti	-		-	-	-	-	-

(1)
Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Voting Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and Voting Common Stock holdings are dependent on the timing of such exercises and the future performance of the Voting Common Stock. The rates of appreciation in this table are assumptions only and may not be achieved, and the amounts reflected may not be received by the individuals.

(2)	The exercise price of each grant is the fair market value of the Voting Common Stock on the date of grant.

(3)	This option vests over a five-year term, with 20% vesting on December 1, 2006 and the balance vesting monthly over the next four years.

    Option Exercises and Year-End Option Values

    The following table sets forth certain information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and the number and value of unexercised options held on December 31, 2005.

Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

			Number of Shares Underlying Unexercised Options at Fiscal Year End(#)		Values of Unexercised In-the-Money Options at Fiscal Year End(1)

Name	Shares Acquired on Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Andrew Eckert	-	$-	-	525,000	$-	$1,590,750
Eugene V. Fife	-	-	117,666	58,333	1,131,175	586,247
Paul L. Ruflin	637,313	3,937,984	-	-	-	-
Russ J. Rudish	-	-	146,125	143,875	1,255,625	704,375
John P. Gomez	-	-	107,667	232,333	476,136	712,564
John A. Adams	-	-	80,000	320,000	-	-
Robert J. Colletti	-	-	265,333	18,667	1,762,044	187,603

(1)
The last sale price of the Voting Common Stock as reported on the NASDAQ National Market on December 31, 2005 was $18.93. The values shown in this chart are based upon the difference between that price and the option exercise price.

Employment Agreements

Eckert Employment Agreement

    On November 14, 2005, our Board of Directors named Mr. Eckert Chief Executive Officer and President. Mr. Eckert assumed these roles from Mr. Fife, who had served in these positions on an interim basis since April 29, 2005. In connection with Mr. Eckert’s appointment as Chief Executive Officer and President, we entered into an employment agreement with Mr. Eckert dated as of October 24, 2005 (the “Eckert Employment Agreement”). Under the terms of the Eckert Employment Agreement, Mr. Eckert is entitled to receive an annual salary of $650,000. He was entitled to receive no bonus for the balance of 2005; for 2006 he will receive a guaranteed bonus of $400,000. In following years, his bonus target will be $400,000 and his actual bonus payment will be based upon performance against an annual bonus plan to be established by the Board. Mr. Eckert is also entitled to receive reimbursement of up to $25,000 per year beginning in 2006 for expenses he incurs for tax preparation, legal and other professional fees.

    In addition, the Eckert Employment Agreement provided for a grant to Mr. Eckert of 150,000 restricted shares of Company common stock and non-qualified options to purchase up to 525,000 shares of Company common stock. The restricted stock has a purchase price of $.01 per share, is subject to contractual restrictions on transfer until vested, and vests over five years, with the first 20 percent vesting on December 1, 2006, and an additional 10 percent vesting each June 1 and December 1 thereafter for the following four years. The stock options have a 10-year term, an exercise price per share equal to the fair market value of Eclipsys common stock on the date of grant, and vest over five years, with the first 20 percent vesting on December 1, 2006, and the remaining 80 percent vesting in 48 equal consecutive monthly installments thereafter. Vesting of the restricted stock and stock options is contingent upon continued employment and is subject to acceleration under certain circumstances. The restricted stock and stock options were awarded as inducement grants under Section 4350(i)(1)(A)(iv) of the NASDAQ Marketplace Rules.

    Under the Eckert Employment Agreement, Mr. Eckert’s employment is at will, but if the Company were to terminate his employment without cause, or if he were to terminate his employment with good reason (as cause and good reason are defined in the agreement), he would be entitled to continuation of his salary and target bonus and health insurance benefits for 18 months, as well as 12 months' additional vesting of his restricted stock and stock options and payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. In addition, if such a termination were to occur within the first year of Mr. Eckert's employment, then in lieu of the pro-rata bonus for the time he served, he would also be entitled to his guaranteed bonus for 2006 and the first year's scheduled vesting for his restricted stock and stock options.

    If a change in control of the Company (as defined in the agreement) were to occur, and the Company or its successor were to terminate Mr. Eckert's employment without cause, or if he were to terminate his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then in lieu of the severance benefits described above, Mr. Eckert would be entitled to continuation of his salary and target bonus and health insurance benefits for 24 months, as well as acceleration of vesting of all of his stock options and restricted stock and payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. He would also be entitled to gross-up payments to offset the effect of any applicable excess parachute payments tax.

    However, the Eckert Employment Agreement imposes certain limits on his rights to severance benefits, as follows: (i) for each Dollar by which the value of his stock options and restricted stock that is already vested or that vests in connection with the termination of employment exceeds $6 million, his cash severance will be reduced by one Dollar; (ii) for each Dollar by which the value of his stock options and restricted stock that is already vested at the time of termination of employment (other than in connection with a change in control) exceeds $6 million, the value of his equity awards that would otherwise vest on an accelerated basis as a result of the termination will be reduced by one Dollar; (iii) if a change in control of Eclipsys occurs within the first year of Mr. Eckert's employment, or within 180 days following, and pursuant to, a definitive agreement that is signed within the first year of Mr. Eckert's employment, and Mr. Eckert's employment is terminated such that he becomes entitled to severance benefits in connection with the change in control, the value of his equity awards already vested at the time of termination plus the value of equity awards accelerating as a result of the change in control plus the value of his cash severance benefits (other than continuation of insurance) will be capped at $8 million (provided that if the value of his equity that is already vested at the time of termination exceeds $8 million without any severance benefits, he is not required to return any of the excess); and (iv) if the successor in any change in control of the Company offers Mr. Eckert the CEO position, or another position that is professionally comparable to his role with the Company (as more fully described in the agreement), then he is not entitled to terminate his employment with good reason due to a change in his responsibilities.

    In connection with his employment, Mr. Eckert has also entered into an Agreement re Specified Acts with the Company providing that if at any time within two years following termination of his employment, he becomes employed by or affiliated with any of certain specified competitors, the Company may cancel any equity awards made to him, whether or not vested, recover the value he may have realized upon sale of shares underlying equity awards during the two preceding years, and cease any severance payments and recover any severance already paid in excess of $200,000.

Fife Employment Agreement and Special Compensation Arrangement

    On April 29, 2005, our Board of Directors named Mr. Fife interim Chief Executive Officer and President, replacing Mr. Ruflin, who left the Company. In connection with his appointment as interim Chief Executive Officer and President, we entered into an employment agreement with Mr. Fife on April 29, 2005 (the “Fife Employment Agreement”). Pursuant to this agreement, we agreed to employ Mr. Fife as Chief Executive Officer and President on an interim basis and at an initial annual salary of $750,000 (in addition to his annual retainer for serving as Chairman of our Board of Directors). Pursuant to the Fife Employment Agreement, Mr. Fife’s employment with us was terminable by either party at any time without penalty.

    Also on April 29, 2005, we entered into a restricted stock agreement with Mr. Fife under our Amended and Restated 2000 Stock Incentive Plan. Pursuant to this restricted stock agreement, we sold Mr. Fife 100,000 shares of our common stock at a purchase price of $0.01 per share. Under the restricted stock agreement, we maintain the right to repurchase the unvested portion of these shares at the original purchase price in the event Mr. Fife ceases to be an employee or director of the Company. The shares vest over a two-year period, with 4.166% vesting each month.

    Following Mr. Eckert’s appointment and assumption of the Chief Executive Officer and President roles from Mr. Fife on November 14, 2005, the Fife Employment Agreement was terminated. Following termination of his employment, Mr. Fife rendered special transitional assistance to the Company and its Board of Directors from November 14, 2005 to February 28, 2006 in connection with the CEO transition, for which Mr. Fife received additional cash compensation of $109,375 from the Company (in addition to his normal $150,000 annual retainer for serving as the Chairman of our Board of Directors).

Ruflin Separation Agreement

    In connection with his separation from the Company, we entered into a Separation Agreement with Mr. Ruflin on May 20, 2005. Pursuant to the Separation Agreement, we agreed to pay Mr. Ruflin the following severance benefits in lieu of any benefits he was entitled to receive pursuant to his Amended and Restated Employment Agreement: (i) lump sum severance payment of $1,496,277, less all applicable taxes, (ii) continued life, group health and dental insurance benefits until the earlier of 18 months after his separation from the Company or such time as Mr. Ruflin is eligible to receive substantially similar benefits from another employer, (iii) lump sum payment of $25,000, less all applicable taxes, for tax and estate planning expenses, and (iv) the acceleration of the vesting under his stock option and restricted stock grants so as to provide an additional 12 months of vesting. In addition, pursuant to the Separation Agreement, Mr. Ruflin agreed not to compete with us or solicit our employees or customers for a period of 18 months after his separation from the Company.

Rudish Employment Agreement

    Effective March 2005, we executed an Employment Agreement with Mr. Rudish pursuant to which we continued to employ Mr. Rudish as our Executive Vice President Sales, Marketing and Customer Solutions. Under his Employment Agreement with us, Mr. Rudish was paid a base annual salary of $450,000 and was eligible to receive an incentive bonus as determined by the Board of Directors, with a target bonus of at least $200,000 for 2005. Under the agreement, Mr. Rudish was also entitled to an annual allowance of up to $25,000 per year for tax and estate planning and the following severance benefits: continuation of his base salary for 18 months and a bonus equal to 150% of his target bonus payable over 18 months (subject to delay in payment due to Section 409A of the Internal Revenue Code); an additional 12 months of vesting on all restricted stock and stock options granted to him after the date of the Employment Agreement; and continuation of life, health and dental insurance benefits for 18 months or until such time as Mr. Rudish is covered by a similar program of another employer. In connection with termination of his employment on January 5, 2006, these severance benefits were triggered, with an additional 15,000 shares of restricted stock vested in lieu of acceleration of vesting of stock options that Mr. Rudish claimed he was entitled to receive.

Gomez Employment Agreement

    Effective March 2005, we executed an Employment Agreement with Mr. Gomez pursuant to which we continued to employ Mr. Gomez as our Executive Vice President and Chief Technology Strategy Officer. Under his Employment Agreement, Mr. Gomez has a base annual salary of $450,000 per year, and is eligible to receive an incentive bonus as determined by the Board of Directors, with a target of $200,000. He also receives an annual allowance of up to $25,000 per year for tax and estate planning. If Mr. Gomez’s employment is terminated by us without cause or by Mr. Gomez for good reason, each as defined in the agreement, he is entitled to severance benefits equal to his base salary for 18 months; a bonus equal to 150% of his target bonus on the date of termination payable over 18 months; an additional 12 months of vesting of restricted stock and stock options granted to him after the date of the employment agreement; continuation of life, health and dental benefits for 18 months or until such time as Mr. Gomez is covered by a similar program of another employer; and a prorated bonus for the year in which termination occurs. If Mr. Gomez’s employment is terminated by us without cause or by Mr. Gomez for good reason within two years following a change in control of the Company, he is entitled to severance benefits equal to his base salary for 24 months; a bonus equal to 200% of his target bonus on the date of termination payable over 24 months; full vesting of all stock and options granted to him; continuation of life, health and dental benefits for 24 months or until such time as Mr. Gomez is covered by a similar program of another employer; a prorated bonus for the year in which termination occurs; and an additional “gross up” amount to cover any U.S. federal excise taxes he may owe on “excess parachute payments” he receives under the agreement. Mr. Gomez is subject to standard non-compete, non-solicitation and nondisclosure of proprietary information covenants under the agreement.

Adams Employment Agreement

    Effective December 20, 2004, we executed an Employment Agreement with Mr. Adams. Under his Employment Agreement, Mr. Adams has a base annual salary of $450,000 per year, and is eligible to receive an incentive bonus as determined by the Board of Directors, with a target of $200,000. He also receives an annual allowance of up to $25,000 per year for tax and estate planning. During 2005, he received a signing bonus of $140,000, and $100,000 of his bonus was guaranteed.  If Mr. Adams’ employment is terminated by us without cause or by Mr. Adams for good reason, each as defined in the agreement, he is entitled to severance benefits equal to his base salary for 18 months; a bonus equal to 150% of his target bonus on the date of termination payable over 18 months; an additional 12 months of vesting of all restricted stock and stock options granted to him; continuation of life, health and dental benefits for 18 months or until such time as Mr. Adams is covered by a similar program of another employer; and a prorated bonus for the year in which termination occurs. If Mr. Adams’ employment is terminated by us or our successor without cause or by Mr. Adams for good reason within two years following a change in control of the Company, he is entitled to severance benefits equal to his base salary for 24 months; a bonus equal to 200% of his target bonus on the date of termination payable over 24 months; full vesting of all restricted stock and stock options granted to him; continuation of life, health and dental benefits for 24 months or until such time as Mr. Adams is covered by a similar program of another employer; a prorated bonus for the year in which termination occurs; and an additional “gross up” amount to cover any U.S. federal excise taxes he may owe on “excess parachute payments” he receives under the agreement. Mr. Adams is subject to standard non-compete, non-solicitation and nondisclosure of proprietary information covenants under the agreement.

Certain Relationships and Transactions

    We have a license agreement with Partners HealthCare System, Inc. (“Partners”). Jay Pieper, a director of the Company, is Vice President of Corporate Development and Treasury Affairs for Partners. Mr. Pieper was not affiliated with us at the time of negotiation of the license. Under the terms of this license, we may develop, commercialize, distribute and support certain technology of Partners (the “Partners’ Technology”) and license it, as well as sell related services, to other healthcare providers and hospitals throughout the world (with the exception of the Boston, Massachusetts metropolitan area). No royalties are payable by us pursuant to the license with Partners. We are obligated to offer to Partners and certain of its affiliates a license for internal use, granted on most favored customer terms, to all new software applications developed by us, whether or not derived from the Partners’ Technology, and major architectural changes to the Partners’ Technology. Partners and certain of its affiliates are also entitled to receive internal use licenses, also granted on most favored customer terms, for any changes to any module or application included in the Partners’ Technology requiring at least one person-year of technical effort. Additionally, as part of the agreement, we have previously provided development services to Partners related to commercializing its intellectual property. No fees were paid to us by Partners for development services in 2005. In 2001, Partners entered into a contract with us for the license of a new software application and related professional services. This new software application consisted of an upgrade to an existing software application that Partners had licensed from Transition Systems, Inc. (“Transition”), an entity that we acquired in December 1998. Under this new contract, Partners paid us $916,000 in 2005. As of December 31, 2005, Partners owed us $82,000 related to this new contract. Mr. Pieper was not affiliated with us at the time of the negotiation of the original Partners license from Transition.

    During July 1999, we invested in HEALTHvision, Inc. (“HEALTHvision”), a Dallas-based, privately held Internet healthcare company. Mr. Kelly, a member of our Board of Directors, serves on the board of directors of HEALTHvision. We beneficially own common stock of HEALTHvision representing approximately 20.5% of its outstanding common stock on a fully diluted basis. Investment entities affiliated with General Atlantic LLC beneficially own shares of preferred stock and warrants to purchase preferred stock and common stock of HEALTHvision representing approximately 29.5% of its outstanding stock on a fully diluted basis. Messrs. Denning and Kelly, each a member of our Board of Directors, are Managing Directors of General Atlantic LLC. In addition, one of our executive officers, Mr. Robert J. Colletti, owns shares of, and warrants to purchase, preferred stock of HEALTHvision, representing less than 1% of its outstanding stock on a fully diluted basis.

    In 1999, we entered into an agreement with HEALTHvision under which both organizations agreed to jointly market products and services to their customers. In late 2003, we mutually agreed with HEALTHvision to terminate the joint marketing provisions of our agreement. Under the remaining provisions of this agreement, we paid HEALTHvision approximately $2.2 million during 2005 for the sale by HEALTHvision of our products and services, and owed HEALTHvision approximately $350,000 as of December 31, 2005. Also, during 2005, we earned revenues from HEALTHvision of approximately $1.0 million for remote hosting and other related services and had accounts receivable due from HEALTHvision of approximately $245,000 at December 31, 2005.

    The Company has adopted a policy that all transactions between us and our executive officers, directors and affiliates must (i) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties; and (ii) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

    Messrs. Crippen, Denning, Fife and Kangas served during 2005 as members of the Compensation Committee. On April 29, 2005, Mr. Crippen replaced Mr. Fife on the committee. None of Messrs. Crippen, Denning, Kangas or Fife was at any time during 2005, or at any other time, an officer or employee of the Company, except that on April 29, 2005, Mr. Fife became our interim Chief Executive Officer and President and simultaneously resigned from the committee. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other company, nor has any interlocking relationship existed in the past. See “Certain Relationships and Transactions” for a description of certain relationships and transactions between us and affiliates of Mr. Denning.

Compensation Committee
Report on Executive Compensation

    This report addresses our compensation policies applicable to our executive officers during 2005. Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of three non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code. In addition, each member of the Committee is “independent” as defined in the current rules of the NASDAQ Stock Market and the applicable rules of the Securities and Exchange Commission. The Committee is responsible for determining the compensation of each executive officer, including the Chief Executive Officer. The Committee operates under a written charter adopted by the Board.

Overview and Philosophy

    Our executive compensation program is designed to promote the following objectives:

·	To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success;

·	To align management’s interests with our success by placing a portion of the executive’s compensation at risk in relation to our performance; and

·	To align management’s interests with other stockholders by including long-term equity incentives.

    The Committee believes that our executive compensation program provides an overall level of compensation that is competitive within our industry and among companies that (i) are of comparable size and complexity, and/or (ii) compete for the same kind of executive talent we need. To help us structure competitive executive compensation, we compare our compensation practices with those of such other companies. The Committee also seeks to achieve an appropriate balance between compensation paid to a particular individual and compensation paid to other executives, and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, the Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. The Committee from time to time retains independent consultants to determine the extent to which the Company’s executive compensation plans and programs are competitive with those of its peers and to otherwise assist the Committee in fulfilling its responsibilities. Currently, the Committee is working with Frederic W. Cook & Co., Inc. to review the Company’s executive compensation, and we expect to adapt our executive compensation approach for 2006 based upon this review.

Executive Compensation Program

    Our executive compensation program consists of base salary, annual incentive compensation in the form of cash bonuses, and long-term equity incentives in the form of stock options and restricted stock. Executive officers also are eligible to participate in certain benefit programs that are generally available to all of our employees, such as life insurance benefits, our 2005 Employee Stock Purchase Plan (the “ESPP”) and our 401(k) savings plan.

    Base Salary

    At the beginning of each year, the Committee establishes a salary plan for our executive officers based on recommendations made by our Chief Executive Officer. The Committee attempts to set base salary compensation within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at companies in our industry, of comparable size and complexity, or that compete for the same kind of executive talent we need. We review compensation data available in a number of publicly available surveys and databases and we engage compensation consultants to advise the Committee regarding executive compensation trends and appropriate practices. In addition to external market data, salary determinations depend both upon our financial performance and upon the individual’s performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual’s contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as we mature, recognize and pursue new business opportunities and initiate programs to enhance our growth and success.

    Annual Incentive Compensation

    Our bonus program is designed to provide our key employees with cash incentives to achieve our financial goals, and to place some cash compensation at risk based upon performance against those goals. Early each year, the Committee establishes target annual bonuses for each executive officer, to the extent such targets are not already specified in an employment agreement. Payments against these targets depend upon the Company’s performance against targeted financial objectives for the year. During 2005, annual cash bonus targets for the Named Executive Officers were between 0% and 57% of the respective officer’s base salary as of December 31, 2005.

    Long-Term Equity Incentives

    The Committee’s policy is that a portion of each executive officer’s compensation should be in the form of equity, which is at-risk based upon Company performance and helps to align the financial interests of the Company’s executive officers with those of the Company’s other stockholders by providing financial incentives tied to increases in stockholder value. Our stock incentive program is designed to effectuate this policy and to assist in the retention of our executives. Under the Company’s 2005 Stock Incentive Plan, the Committee may award equity-based compensation to the Company’s executive officers as well as other employees, directors, consultants and advisors of the Company. Awards under the plan are generally intended by the Committee to reflect the executive’s position and his or her contributions to the Company. Awards under the plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards. While historically some equity awards have had shorter vesting periods, the Committee’s current approach is to provide for five-year vesting of stock options and restricted stock to encourage key employees to continue in the Company’s employ.

    Benefits

    Our executive officers are entitled to receive medical and life insurance benefits and to participate in our 401(k) retirement savings plan on the same basis as other full-time employees of the Company. Our Employee Stock Purchase Plan, which is available to virtually all employees, including executive officers, allows participants to purchase shares at a discount of 5% from the fair market value at the end of the applicable purchase period.

Summary of Compensation of Chief Executive Officer

    Prior to Mr. Ruflin’s separation from the Company on April 29, 2005, Mr. Ruflin was compensated at the rate of $750,000 per year. Mr. Ruflin’s base compensation, which remained constant from 2003 through his date of separation, was set by the Committee based on several factors, including the base compensation of persons with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success; and the Committee’s expectations for the future performance of Mr. Ruflin. Mr. Ruflin did not receive a bonus or any additional stock options or restricted stock awards for his service during 2005. In connection with his separation from the Company, Mr. Ruflin received severance payments in the amount of $1,521,277.

    Upon his appointment as interim Chief Executive Officer and President on April 29, 2005, Mr. Fife’s salary was set at $750,000, the same salary received by his predecessor, Mr. Ruflin. Mr. Fife also received 100,000 restricted shares of our common stock at a purchase price of $0.01 per share in April 2005 in connection with his appointment. Given his interim status and prior affiliation with the Company as the Chairman of our Board of Directors, Mr. Fife agreed to waive any additional incentive compensation, and accordingly he did not receive a bonus or any stock option awards for his service during 2005.

    Prior to the appointment of Mr. Eckert as the Company’s Chief Executive Officer and President in November 2005, the Committee engaged Frederick W. Cook & Co., Inc. (the “Compensation Consultant”) to assist the Committee in setting CEO compensation. The Compensation Consultant worked with the Committee to develop a peer group of companies with similar attributes and analyzed compensation data and market practices for the chief executive officer of each company in the group. Following this competitive analysis, the Compensation Consultant issued a report to the Committee summarizing its findings and including benchmarks and recommendations. Based in large part on these recommendations, the Committee set Mr. Eckert’s initial annual salary at $650,000 and target bonus at $400,000 (under the terms of his employment agreement no bonus was paid to Mr. Eckert for 2005 but payment of the target bonus is guaranteed for 2006). Mr. Eckert was also granted 525,000 non-qualified stock options and 150,000 restricted shares of our common stock in 2005. Other components of Mr. Eckert’s compensation package are set forth above under the caption “Eckert Employment Agreement”.

Compliance with Internal Revenue Code Section 162(m)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, we structure and administer our stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of the Company and our stockholders, after taking into consideration changing business conditions and the performance of our employees. For example, the Committee has from time to time authorized the issuance of equity awards, including the stock options and restricted stock issued to Mr. Eckert in 2005, to be made without stockholder approval as inducement grants under applicable NASDAQ rules. Such inducement grants are not considered performance-based compensation and are therefore subject to Section 162(m).

COMPENSATION COMMITTEE

Edward A. Kangas, Chair
Dan L. Crippen
Steven A. Denning

Audit Committee Report

    The Audit Committee of our Board of Directors is composed of three members and acts under a written charter first adopted and approved on June 14, 2000, and amended and restated on April 29, 2004. The members of the Audit Committee are independent directors, as defined by the Audit Committee charter and the rules of the NASDAQ Stock Market. The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2005 and discussed these financial statements with our management and our registered public accounting firm. The Audit Committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Our registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the registered public accounting firm their independence from us.

    Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Audit Committee recommended to our Board of Directors that our audited financial statements for the fiscal year ended December 31, 2005 be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

    By the Audit Committee of the Board of Directors of Eclipsys Corporation.

AUDIT COMMITTEE

Jay B. Pieper, Chair
Dan L. Crippen
Edward A. Kangas

Comparative Stock Performance

    The following graph compares the cumulative total stockholder return on our Voting Common Stock from December 31, 2000 to December 31, 2005 with the cumulative total return of (i) the U.S. companies traded on the NASDAQ Stock Market (the “NASDAQ Index”); (ii) the NASDAQ Computer & Data Processing Index and (iii) an index of two similar publicly traded companies.

    We are required to provide a line-graph presentation comparing our cumulative, five-year stockholder returns on an indexed basis with a broad equity market index and either (i) a published industry index or (ii) an index of peer companies selected by the Company. In previous years, we have selected a peer group consisting of Cerner Corporation, QuadraMed Corporation and IDX Systems Corporation (the “Peer Group”) for purposes of this comparison presentation. In an effort to provide more meaningful comparisons, we have decided to replace the Peer Group with the NASDAQ Computer & Data Processing Index. This change was in part due to the fact that one of the members of the Peer Group, IDX Systems Corporation, was acquired during 2005, leaving only two companies in the remaining Peer Group (the “Remaining Peer Group”). The Company and some of its important competitors, including Cerner Corporation, are included in the NASDAQ Computer & Data Processing Index and we believe the use of this index will provide for more meaningful comparisons. As required, we have compared our returns with the Remaining Peer Group in the graph below but will not do so in the future. The graph assumes the investment of $100.00 on December 31, 2000 in (i) our Voting Common Stock, (ii) the NASDAQ Index, (iii) the NASDAQ Computer & Data Processing Index, and (iv) the Remaining Peer Group, and assumes that any dividends are reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ECLIPSYS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE NASDAQ COMPUTER & DATA PROCESSING INDEX
AND THE REMAINING PEER GROUP

      *$100 invested on 12/31/00 in stock or index-including reinvestment of dividends.  Fiscal year ending December 31.
	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

ECLIPSYS CORPORATION	100.00	68.37	21.84	47.51	83.39	77.27
NASDAQ STOCK MARKET (U.S)	100.00	70.75	51.08	76.82	85.44	96.38
NASDAQ COMPUTER & DATA PROCESSING	100.00	88.17	63.84	80.76	91.85	95.11
REMAINING PEER GROUP	100.00	120.00	70.91	85.00	117.38	194.12

    The Eclipsys Corporation index is based upon the closing prices of Eclipsys Corporation Common Stock on December 29, 2000, December 31, 2001, 2002, 2003, 2004, and December 30, 2005 of $24.50, $16.75, $5.35, $11.64, $20.43 and $18.93, respectively.

Proposal 2 — Ratification of Selection of Registered Public Accounting Firm

    The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent auditors since our inception. Although stockholder approval of the Board of Directors’ selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of PricewaterhouseCoopers LLP.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our registered public accounting firm.

Registered Public Accounting Fees

    The aggregate fees billed to the Company for each of the last two fiscal years by the Company’s registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Fee Category	2004	2005

Audit Fees(1)	$960,798	$1,240,233
Audit-Related Fees(2)	103,300	-
Tax Fees(3)	19,690	30,273
All Other Fees(4)	6,500	1,500
Total	$1,090,288	$1,272,006

(1)
Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to compliance with Section 404 of the Sarbanes-Oxley
Act, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)
Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the review of the consolidated federal income tax returns, the review of applicable income tax provisions, and foreign tax issues, accounted for $18,000 of the total tax fees billed in 2004 and all of the total tax fees billed in 2005. Tax advice and tax planning services accounted for $1,690 of the total tax fees billed in 2004.

(4)
All Other Fees for 2004 consisted of $1,500 related to renewal of our accounting research software and $5,000 related to regulatory compliance.
All Other Fees for 2005 consisted of $1,500 related to renewal of our accounting research software.

    Pre-Approval Policy and Procedures

    The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

    From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. None of the services described above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” was approved by the Audit Committee pursuant to the provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of SEC Regulation S-X.

Other Matters

Code of Business Conduct and Ethics

    We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, which is located at www.eclipsys.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Stockholder Proposals for the 2007 Annual Meeting of Stockholders

    Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at our 2007 Annual Meeting of Stockholders must be received by us at our principal office at 1750 Clint Moore Road, Boca Raton, Florida 33487, directed to the attention of our Corporate Secretary, not later than December 10, 2006 to be considered for inclusion in the proxy statement for that meeting. In addition, under our bylaws stockholder proposals for action at our 2007 Annual Meeting of Stockholders which are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the proposal is received by us at our principal office in Boca Raton, Florida no less than 60 days nor more than 90 days prior to the date of the meeting. If public notice of our 2007 Annual Meeting of Stockholders is not given at least 70 days before the meeting date, any such stockholder proposal must be received by us within 10 days after such public notice. A copy of our bylaws may be obtained from our Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of our Voting Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We are required to disclose in this proxy statement any late filings during the fiscal year ended December 31, 2005. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to us and on the representations of the reporting persons, all of these reports were timely filed, except a Form 4 to report a grant made on June 29, 2005 to Mr. John Depierro of an option to purchase 50,000 shares of our Voting Common Stock was filed late due to Company administrative error.

Annual Report

    Our Annual Report for the year ended December 31, 2005 is being mailed to stockholders, along with these proxy materials, on or about April 10, 2006.

    Our Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission, without exhibits, is included in our Annual Report. Exhibits will be provided upon written request to our Corporate Secretary at the address shown above and the payment of an appropriate processing fee.

By Order of the Board of Directors,

Brian W. Copple Secretary

April 10, 2006

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE PREVIOUSLY SUBMITTED THEIR PROXIES.

[ ] Mark this box with an X if you have made changes to your name or address details above
.

Annual Meeting Proxy Card
A Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.
1. To elect the following two (2) Class II directors to serve for a three (3)-year term.
	For	Withhold
01 - Steven A. Denning	[ ]	[ ]

02 - Jay B. Pieper	[ ]	[ ]

B Issues
The Board of Directors recommends a vote FOR the following proposal.
	For	Withhold	Abstain
2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for the current fiscal year.	[ ]	[ ]	[ ]

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - Eclipsys Corporation

Proxy for the Annual Meeting of Stockholders to be held Wednesday, May 10, 2006

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned, having received notice of the meeting and management’s proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John A. Adams, Robert J. Colletti and Brian W. Copple, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of Eclipsys Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s Atlanta office, located at 200 Ashford Center North, Atlanta, Georgia 30338, on Wednesday, May 10, 2006, at 12:00 p.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE